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Exhibit 10.16

EMPLOYMENT AGREEMENT

Gary W. Griffin

        THIS AGREEMENT is made and entered into effective as of the 22nd day of May 2002, by and between Shuffle Master, Inc., a Minnesota corporation (the "Company"), and Gary W. Griffin (the "Employee").

RECITALS

  A.
  The Company is in the business of developing, manufacturing, distributing and otherwise commercializing gaming equipment, games, and operating systems for gaming equipment and related products and services throughout the United States and in Canada and other countries (the "Business").

  B.
  Company and Employee want to create an employment relationship for a specific term that protects the Company and potential successors with appropriate confidentiality and non-compete covenants and rewards the Employee with appropriate consideration therefore.

  C.
  The Company and Employee desire that Employee be employed by the Company on the terms and conditions of this Agreement.

AGREEMENT

        In consideration of the mutual promises contained herein, Employee and the Company agree as follows:

        1.    Employment.    The Company hereby employs Employee from the effective date of this Agreement through September 30, 2003. This employment relationship may be terminated by Employee at any time subject to certain consequences as hereinafter set forth, and by the Company only for just cause as hereinafter set forth. Employee shall be employed as Executive Advisor initially to provide advice and assistance to the new Chief Financial Officer ("CFO") and the Chief Executive Officer ("CEO") and Chairman of the Board of Directors of the Company to help facilitate the transition to the new CFO. Employee shall be employed full-time by the Company through June 30, 2002; thereafter, Employee shall provide services part-time as reasonably requested by the CFO regarding financial, business or systems activities, corporate financial or business planning, investor relations, acquisitions, and matters of strategic significance, but without "line" responsibility.

        2.    Salary and Benefits.    Employee will be paid as follows:

    (a)
    During the period from March 13, 2002 through June 30, 2002, Employee shall be paid a base salary at an annualized rate of One Hundred Seventy Thousand Dollars ($170,000), paid at the same intervals as other employees of the Company. During the period from July 1, 2002, through September 30, 2003, Employee will be paid a base salary at an annualized rate of Sixty Three Thousand Seven Hundred Fifty Dollars ($63,750), also paid at the same intervals as other employees of the Company.

    (b)
    In the event of a change in the control of the Company defined as set forth in Section 20 hereof, all amounts that would be payable hereunder through September 30, 2003 shall be due and payable effective as of the date of the change in control and Employee's employment hereunder shall cease as of that date, unless terminated earlier under this Agreement.

        Employee's salary during the period from March 13, 2002 through June 30, 2002, is set on the expectation (except for vacation days and holidays) that Employee's time will be spent as reasonably needed to perform his duties to assist the Company's CFO. Such expectation notwithstanding, Company will not require that Employee travel more than three (3) nights per month. The Company agrees to provide Employee with the general benefits it provides its executive team through June 30, 2002, and to provide Employee with the general benefits it provides its non-executive employees thereafter during the term of this Agreement. Employee will not, however, be eligible to participate in the Company's executive or non-executive bonus program at any time during the term of this Agreement and Employee acknowledges that Company has no obligation to issue additional stock option grants to Employee.

        3.    Outside Consulting and Other Part-time Employment.    While employed full-time by the Company Employee may render consulting services to other businesses or institutions from time to time, and while employed part-time with the Company, Employee may render either consulting or part-time employment services to other businesses or institutions from time to time, providing that:

    (a)
    the services are not prohibited under Section 4;

    (b)
    the services do not relate to any products or services that form part of the Business.

        4.    Non-competition.    Employee shall not, for a period of three (3) years beginning on May 1, 2002:

    (a)
    directly or indirectly own, manage, operate, participate in, consult with or work for any business which is engaged in the Business anywhere in the United States or Canada (provided, that the foregoing shall not prohibit Employee from owning up to 1% of any publicly traded company in the Business);

    (b)
    either alone or in conjunction with any other person, partnership or business, directly or indirectly, solicit or divert or attempt to solicit or divert any of the employees or agents of the Company or its affiliates to work for or represent any competitor of the Company or its affiliates or to call upon any of the customers of the Company or its affiliates for any gaming related products or services.

    The foregoing covenants shall benefit as well any successor to the Company.

        5.    Payment for Non-Compete Covenant.    In consideration of only the covenants in Section 4 hereof, including the three (3) year period of non-competition, the Company agrees to compensate Employee as follows:

    (a)
    On May 24, 2002, the Company shall pay to Employee the sum of Ninety Thousand Dollars ($90,000); and on May 1, 2003, the Company shall pay to Employee the sum of Ninety Thousand Dollars ($90,000); and on May 1, 2004, the Company shall pay to Employee the sum of Ninety Thousand Dollars ($90,000);

    (b)
    Upon the termination for any reason of Employee's employment whether voluntary or involuntary, or in the event of a change in control of the Company, the Company shall pay to Employee a sum equal to Two Hundred Fifty Thousand Dollars ($270,000) on or before the date of termination as compensation for the covenant set forth above, less a credit, if any, for payments previously made to Employee under Section 5 (a).

    All such payments shall be subject to applicable withholding, and, to the extent permitted by law and the Company's plans, Employee may direct the Company to deduct from such payments amounts for contribution to Employee's 401(k) account sponsored by the Company.

        6.    Other Provisions:

    The Company shall reimburse Employee for all reasonable business expenses Employee incurs directly for Company-related business purposes.

        7.    Confidentiality; Inventions.

    (a)
    Employee shall fully and promptly disclose to the Company all inventions, discoveries, software and writings that Employee may make, conceive, discover, develop or reduce to practice either solely or jointly with others during Employee's employment with the Company, whether or not during usual working hours. Employee agrees that all such inventions, discoveries, software and writing shall be and remain the sole and exclusive property of the Company, and Employee hereby agrees to assign, and hereby assigns all of Employee's right, title and interest in and to any such inventions, discoveries, software and writings to the Company. Employee agrees to keep complete records of such inventions, discoveries, software and writings, which records shall be and remain the sole property of the Company, and to execute and deliver, either during or after Employee's employment with the Company, such documents as the Company shall deem necessary or desirable to obtain such letters patent, utility models, inventor's certificates, copyrights, trademarks or other appropriate legal rights of the United States and foreign countries as the Company may, in its sole discretion, elect, and to vest title thereto in the Company, its successors, assigns, or nominees. The Company does permit Employee to use for non-Company purposes the reporting, analytic and planning models and tools that Employee has created while employed by the Company provided that, in so doing, Employee does not disclose any confidential information as defined under Section 7 (e) and (f) and does not violate any non-competition requirements in Section 4.

    (b)
    "Inventions," as used herein, shall include inventions, discoveries, improvements, ideas and conceptions, developments and designs, whether or not patentable, tested, reduced to practice, subject to copyright or other rights or forms of protection, or relating to data processing, communications, computer software systems, programs and procedures.

    (c)
    Employee understands that all copyrightable work that Employee may create while employed by the Company is a "work made for hire," and that the Company is the owner of the copyright therein. Employee hereby assigns all right, title and interest to the copyright therein to the Company.

    (d)
    The three immediately preceding paragraphs do not apply to inventions in which a Company claim or any rights will create a violation of Chapter 47 Minnesota Revised Statutes, Section 1-181.78, reproduced below and constituting the written notification of its Subdivision 3.

      Subdivision 1. Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee's rights in an invention to the employer shall not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee's own time, and (1) which does not relate (a) directly to the business of the employer or (b) to the employer's actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this state and is to that extent void and unenforceable.

      Subdivision 2. No employer shall require a provision made void and unenforceable by subdivision 1 as a condition of employment or continuing employment.

      Subdivision 3. IF AN EMPLOYMENT AGREEMENT ENTERED INTO AFTER AUGUST 1, 1997 CONTAINS A PROVISION REQUIRING THE EMPLOYEE TO ASSIGN OR OFFER TO ASSIGN ANY OF THE EMPLOYEE'S RIGHTS IN ANY INVENTION TO AN EMPLOYER, THE EMPLOYER MUST ALSO, AT THE TIME THE AGREEMENT

      IS MADE, PROVIDE A WRITTEN NOTIFICATION TO THE EMPLOYEE THAT THE AGREEMENT DOES NOT APPLY TO AN INVENTION FOR WHICH NO EQUIPMENT, SUPPLIES, FACILITY OR TRADE SECRET INFORMATION OF THE EMPLOYER WAS USED AND WHICH WAS DEVELOPED ENTIRELY ON THE EMPLOYEE'S OWN TIME, AND (1) WHICH DOES NOT RELATE (A) DIRECTLY TO THE BUSINESS OF THE EMPLOYER OR (B) TO THE EMPLOYER'S ACTUAL OR DEMONSTRABLY ANTICIPATED RESEARCH OR DEVELOPMENT, OR (2) WHICH DOES NOT RESULT FROM ANY WORK PERFORMED BY THE EMPLOYEE FOR THE EMPLOYER.

    (e)
    Employee will not publish or otherwise disclose, either during or after Employee's employment with the Company, any unpublished or proprietary or confidential information or secret relating to the Company, the Business, the Company's operations or the Company's products or services. Employee will not publish or otherwise disclose proprietary or confidential information of others to which Employee has had access or obtained knowledge in the course of Employee's employment with the Company. Upon termination of Employee's employment with the Company, Employee will not, without the prior written consent of the Company, retain or take with Employee any drawing, writing or other record in any form or nature which relates to any of the foregoing.

    (f)
    Employee understands that Employee's employment with the Company creates a relationship of trust and confidence between Employee and the Company. Employee understands that Employee may encounter information in the performance of Employee's duties that is confidential to the Company or its customers. Employee agrees to maintain in confidence all confidential information pertaining to the Business or the Company to which Employee has access including, but not limited to, confidential information relating to the Company's products, inventions, trade secrets, formulas, compositions, customer information and lists, research projects, costs, sales volume or strategy, pricing, profitability, plans, marketing strategy, expansion or acquisition or divestiture plans or strategy and information of similar nature received from others with whom the Company does business. Employee agrees not to use, communicate or disclose or authorize any other person to use, communicate or disclose such confidential information orally, in writing, or by publication, either during employee's employment with the Company or thereafter except as expressly authorized in writing by the Company unless and until such information becomes public without fault on employee's part, or as required by law.

        8.    Termination Without Just Cause.    In the event of the termination of Employee's employment by the Company without just cause, as defined in Section 9, the Employee will receive all compensation and benefits (excluding compensation under Section 5, which is addressed separately) that would be provided under this Agreement through September 30, 2003; in addition, any stock option previously granted to the Employee (not already exercisable and vested) will become exercisable and all stock options will become fully vested on the first day immediately following Employee's last day of employment. Employee will be entitled to exercise these and any other unexercised options in accordance with the terms of the Company's stock option plan as amended from time to time. In the event of a change in control Employee will reasonably cooperate with the Company, and exercise his stock options in a way as to not hinder the progress or closing of the sale or merger transaction, and in no event later than three (3) months following the closing.

        9.    Termination by Company for Just Cause.    The Company may only terminate Employee for just cause. In the event the Company terminates the Employee for just cause, the Employee will remain bound under the covenant not to compete and confidentiality obligations contained in Sections 4 and 7 and will not be entitled to the remaining salary and general employment benefits (e.g. health insurance, dental, life) to be provided following the date of such termination. Notwithstanding any termination for just cause, Employee is entitled to the accelerated non-compete payments provided for in Section 5 of this Agreement. Termination for "just cause" shall be limited to:

    (a)
    dishonesty as to a matter that is materially injurious to the Company;

    (b)
    the commission of a willful act or omission intended to materially injure the business of the Company; or

    (c)
    a substantial violation of the provisions of Sections 4 and 7 hereof.

        10.    Termination by Employee.    In the event Employee voluntarily terminates his employment with the Company (or its successor) prior to September 30, 2003, Employee will remain bound under the confidentiality and non-compete obligations of Sections 4 and 7 and will not be entitled to the remaining salary and general employment benefits (e.g. health insurance, dental, life) to be provided following the date of such voluntary termination. Notwithstanding any voluntary termination by employee, Employee is entitled to the accelerated non-compete payments provided for in Section 5 of this Agreement. Voluntary termination means an intentional termination by the Employee without good reason and without pressure by the Company. Voluntary termination does not mean a termination caused by the death or disability of the Employee. In the event a termination occurs due to the death or disability of Employee, Employee is entitled to and will receive the full benefits (including salary) remaining through September 30, 2003 under this Agreement at the time of such termination, but the vesting of Employee's unvested stock options shall not accelerate.

        11.    No Conflicting Agreements.    Employee has the right to enter into this Agreement, and hereby confirms Employee has no contractual or other impediments to the performance of Employee's obligations including, without limitation, any non-competition or similar agreement in favor of any other person or entity.

        12.    Company Policies.    During the period of Employee's employment, Employee shall engage in no activity or employment, except as permitted under Section 3, that may conflict with the interest of the Company, and Employee shall comply with all policies and procedures of the Company including, without limitation, all policies and procedures pertaining to ethics.

        13.    Independent Covenants.    The covenants on the part of the Employee contained in Sections 4 and 7 hereof shall be construed as agreements independent of any other provision in this Agreement; it is agreed that the relief for any claim or cause of action of the Employee against the Company, whether predicated on this Agreement or otherwise, shall be measured in damages and shall not constitute a defense to enforcement by the Company of those covenants.

        14.    Injunctive Relief; Attorneys' Fees.    In recognition of the irreparable harm that a violation by Employee of any of the covenants contained in Sections 4 and 7 hereof would cause the Company, the Employee agrees, notwithstanding the provisions of Section 18 hereof, that in addition to any other relief afforded by law, an injunction (both temporary and permanent) against such violation or violations may be issued against him or her and every other person and entity concerned thereby, it being the understanding of the parties that both damages and an injunction shall be proper modes of relief and are not to be considered alternative remedies. Employee consents to the issuance of such injunction relief without the posting of a bond or other security. In the event of any such violation, the successful party in any action for an injunction is entitled to recover from the unsuccessful party the successful party's costs, expenses and reasonable attorney's fees incurred in such injunction action, in addition to any other actual damages sustained by the successful party.

        15.    Notice.    Any notice sent by registered mail to the last known address of the party to whom such notice is to be given shall satisfy the requirements of notice in this Agreement.

        16.    Entire Agreement.    This Agreement is the entire agreement of the parties hereto concerning the subject matter hereof and supersedes and replaces any oral or written existing agreements between the Company and the Employee relating generally to the same subject matter. Company and Employee hereby acknowledge that there are no agreements or understandings of any nature, oral or written, regarding Employee's employment, apart from this Agreement.

        17.    Severability.    It is further agreed and understood by the parties hereto that if any provision of this Agreement should be determined by a court to be unenforceable in whole or in part, it shall be deemed modified to the minimum extent necessary to make it reasonable and enforceable under the circumstances.

        18.    Governing Law.    This Agreement shall be construed and enforced in accordance with the laws of the State of Minnesota, without giving effect to the principles of conflicts of laws thereof. Except as provided in Section 14 hereof, any dispute relating hereto or arising hereunder shall be resolved by binding arbitration pursuant to the procedures of the American Arbitration Association held in Minneapolis, Minnesota. In the event that injunctive relief is sought, pursuant to Section 14 hereof or otherwise, said action shall be venued in the federal or state courts located in Minneapolis, Minnesota.

        19.    Heirs, Successors and Assigns.    The terms, conditions, and covenants hereof shall extend to, be binding upon, and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

        20.    Change in Control.    For purposes of this Agreement, a "Change in Control" is defined as a completed transaction or series of transactions, regardless of form, by which any person, entity or group of persons and entities, acting together, obtain control, directly or indirectly, of more than 50% of the voting power of the Company and shall include, but not be limited to, mergers, tender offers, sales of assets, proxy contests involving a change in control of the Board, and the like.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day, month and year first above written.

EMPLOYER:		EMPLOYEE:

SHUFFLE MASTER, INC.

By:	/s/ MARK L. YOSELOFF	/s/ GARY W. GRIFFIN
Name:	Mark L. Yoseloff	Gary W. Griffin
Its:	Chief Executive Officer

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  Exhibit 10.16
EMPLOYMENT AGREEMENT